Exhibit 14.1

OccuLogix, Inc. dba TearLab

Code of Conduct

I.	General Statement of Business Philosophy

In this code of conduct (the “Code of Conduct”), the “Company” refers to OccuLogix, Inc. dba TearLab and, where the context permits or requires, to OccuLogix, Inc., its subsidiaries and its affiliates, collectively.

The commitment to excellence is fundamental to the philosophy of the Company. This commitment to excellence means that employees (including officers) and directors share a common set of objectives and benefit from the achievement of those objectives.

One essential objective is our conviction to uphold ethical standards in all our corporate activities. These standards apply to all of the Company's activities in every market that it serves. The purpose of the Code of Conduct is to strengthen the Company's ethical climate and to provide basic guidelines for situations in which ethical issues may arise.

We strive to do business with customers and suppliers of sound business character and reputation. We do not knowingly support any public or private organization which espouses discriminatory policies or practices. We expect all of our employees to perform their work with honesty and integrity. It is the Company’s policy to comply with all applicable laws, including, without limitation, employment, discrimination, health, safety, antitrust, securities and environmental laws. No director, officer or manager of the Company has authority to violate any law or to direct another employee or any other person to violate any law on behalf of the Company.

Each employee and non-employee director of the Company is, and will be held, responsible for the observance of the Code of Conduct. If any employee has questions about any section of the Code of Conduct, he or she should direct all questions to the Chief Executive Officer or the Vice President, Operations. If an employee becomes aware that another employee has violated the Code of Conduct, he or she is obligated to report it in accordance with the procedures set forth below. No one has authority to retaliate against an employee who reports a possible violation. Failure to comply with any of the provisions of the Code of Conduct will subject the employee to disciplinary measures up to and including termination.

II.	Policies and Practices

A. Conflicts of Interest

A conflict of interest may arise in any situation in which an employee's loyalties are divided between personal interests that, to some degree, are incompatible with the interests of the Company. All such conflicts should be avoided. The Company demands absolute integrity from all its employees and will not tolerate any conduct that falls short of that standard. The Company expects that no employee will knowingly place himself or herself in a situation in which his or her personal interests would be, or would have the appearance of being, or could be construed to be, in conflict with the interests of the Company.

Some of the more sensitive areas of conflicts of interest and the Company's related guidelines are discussed immediately below:

1. Conflicts of Interest

Each employee is required promptly to disclose to the Chief Executive Officer or the Vice President, Operations any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Subject to certain exceptions provided for in the Code of Conduct, examples of material transactions or relationships include:

• Any ownership interest in any subsidiary of the Company or any privately held supplier, competitor or customer; a significant ownership interest of a supplier, competitor or customer that is a publicly traded firm;
• Any ownership interest in special purpose entities or other investment vehicles that may be established by the Company (excluding investments offered to employees in general under employee benefit plans or to investors generally by financial services subsidiaries);
• Any consulting or employment relationship with any customer, supplier or competitor; or any service on a board of directors or any committee thereof of such customer, supplier or competitor unless such relationship or service is communicated to, and approved by, the Company’s board of directors;
• Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

• The receipt of any money, non-nominal gifts or excessive entertainment from any company or individual with which the Company has current or prospective business dealings;
• Selling anything to, or buying anything from, the Company, except on terms and conditions comparable to which other directors, officers or employees are permitted to purchase or sell; and
• Being in a position of supervising any family member or reviewing, or having any influence on, his or her job performance, evaluation or remuneration.

If an employee finds himself or herself in a conflict of interest, or is uncertain whether a conflict of interest exists, he or she should notify immediately the Chief Executive Officer or the Vice President, Operations.

2. Non-Company Service and Income

An officer or director of the Company shall not serve as an officer, director, employee, partner, trustee or consultant of, or receive any salary, fees, dividends or other remuneration (except dividends and interest from publicly traded securities or other similar investments) from, any enterprise with which the Company conducts, or proposes to conduct, any business or any enterprise in which the Company owns any interest, unless that relationship has been fully disclosed to, and has been approved by the Company’s board of directors. Approval of the Company’s board of directors is not required for an officer or director of the Company to serve as an officer or director of any not-for-profit enterprise with which the Company does not have an existing relationship. At all times when serving in such capacity, such officer or director of the Company should communicate clearly and effectively that he or she is not representing the Company in such capacity.

3. Outside Employment

Employees should recognize that their position with the Company must be their primary employment. Any outside employment, investment or other source of income must be secondary and subordinate in importance and priority to an employee’s position with the Company and must not interfere in any way with the performance of his or her duties as a Company employee. Subject to the following conditions, employees may hold jobs outside the Company. All employees must meet the performance standards applicable to their respective jobs with the Company. Employees will be judged by the same performance standards and will be subject to the Company’s scheduling demands regardless of any outside work requirements.  If the Company determines that an employee’s outside work interferes with his or her job performance or ability to meet the requirements of the Company, as they may be modified from time to time, such employee may be asked to terminate his or her outside employment if he or she wishes to remain with the Company.  Outside employment that, in the sole discretion of the Company, constitutes a conflict of interest, that may result in the disclosure of confidential information of the Company, that has the appearance of impropriety or that may otherwise damage the Company’s reputation (e.g. employment with a competitor or a major vendor or supplier) is not permitted, and the Company may require an employee to terminate such outside employment as a condition of remaining employed by the Company.

4. Interests in Other Businesses

Unless approved in advance by the Chief Executive Officer or the Vice President, Operations, neither an employee nor his or her spouse, domestic partner or any other member of the employee's immediate family may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in a competitor or in a customer or supplier if that employee or his or her subordinates deal directly or indirectly with that customer or supplier in the course of his or her job with the Company or if such financial interest interferes, or might appear to interfere with, such employee’s independent business judgment. However, as a general rule, to the extent the individual in question neither has, nor is likely to have, any direct business deals with the other company, a financial interest would not be deemed improper if (i) it is in a company whose shares are registered on a national securities exchange, (ii) it represents less than one-tenth of 1% of the outstanding shares of the company in question and (iii) the investment was made without the use of material non-public information gained during the course of employment with the Company. Financial interests that do not meet these criteria must be disclosed to, and approved by, the Company’s board of directors.  For purposes of the Code of Conduct, financial interest means ownership of stock, bonds, notes, debentures, options and any other type of securities.  Ownership of broad-based mutual funds that may hold financial interests prohibited by the Code of Conduct will be deemed not to be a violation of the Code of Conduct.

5. Entertainment and Business Meals

There is a general prohibition on the acceptance by employees of offers of entertainment (such as, but not limited to, tickets to shows, concerts or sporting events, meals, non-business travel or vacations) from any of the Company’s current or prospective business partners (whether they be vendors, landlords, competitors, outside consultants or others), except for offers of entertainment of less than U.S. $500 in value (total per year aggregate) and which are for typical business development activities. If any non-excepted offer of entertainment is made to an employee by such business partner and if such employee’s impartial judgment is that acceptance of such offer (i) would be in the best interest of the Company and (ii) would not interfere with his or her ability to exercise independent judgment on behalf of the Company regarding future transactions with such business partner, then such employee must inform his or her manager who shall determine whether, or the limited circumstances under which, the offer may be accepted. Notwithstanding the fact that the acceptance by an employee of any individual offer of entertainment from a business partner would be permitted under the Code of Conduct, the frequency of acceptance of like offers of entertainment and the other circumstances surrounding such acceptance should not be such that the employee’s ability to exercise independent judgment on behalf of the Company is, or may appear to be, compromised.

6. Acceptance of Gifts

(For clarity, in this section, the terms “gift” and “gifts” do not include offers of entertainment which are covered in the immediately preceding section.) There is a general prohibition on the acceptance by employees of gifts from any of the Company’s current or prospective business partners (whether they be vendors, landlords, competitors, outside consultants or others), whether in the form of money, merchandise, services or any other form (other than non-cash promotional gifts of less than U.S.$500 in value (total per year aggregate) and which are used generally for promotional purposes by such business partners). If any such gift is offered to an employee by such a business partner and if such employee’s impartial judgment is that acceptance of such gift (i) would be in the best interest of the Company and (ii) would not interfere with his or her ability to exercise independent judgment on behalf of the Company regarding future transactions with such business partner, then such employee must inform his or her manager who shall determine whether, or the limited circumstances under which, the gift may be accepted. In a situation in which a gift (other than an excepted promotional gift) has been received already by an employee, he or she must inform his or her manager who shall determine the proper disposition of the gift. Proper disposition of a gift may entail its equitable distribution among all of the employees of the Company.

7. Use of Company Property and Information

All employees are responsible for the proper use of the Company's physical resources and property, as well as its proprietary and other confidential information. Subject to the Code of Conduct, reasonable incidental use by employees of the Company’s telephones, computers or other equipment is permitted. The property, funds, services or other assets of the Company must never be used for personal gain or illegal or improper activities.

a. Company Property and Facilities

The Company’s property, facilities or physical resources may not be used for solicitation or distribution activities which are not related to an employee's services to the Company, except for charitable activities. Employees may not solicit any other employee during business hours, nor may employees distribute literature in work areas at any time. Under no circumstances, may an employee disturb the work of others to solicit or distribute literature to them during business hours. Persons not employed by the Company may not solicit the Company’s employees for any purposes on the Company’s premises. Any employee found to be engaging in, or attempting, theft of any property of the Company, including, without limitation, documents, equipment, intellectual property, personal property of other employees, cash or any other items of value, will be liable to immediate summary dismissal and possible criminal proceedings. All employees have a responsibility to report any theft or attempted theft to the Company's management.

b. Company Proprietary and Other Confidential Information

Every employee is hereby informed that proprietary information and trade secrets of the Company must be safeguarded and protected in the same way that all other important assets of the Company are safeguarded and protected. Information concerning pricing, products and services that are being developed, and other trade secrets, including information pertaining to any prospective acquisition or divestiture by the Company, must be held in the strictest confidence, and reasonable prudence and care should be exercised in dealing with such information in order to avoid inadvertent inappropriate disclosure. This information must not be used in any way other than as required in performing employment duties. Employees should avoid casual conversations concerning such information in public areas where it may be overheard by persons, either within or outside the Company, who do not have any need to know such information. Without limiting the generality of the foregoing, at no time should an employee make any type of forward-looking projection regarding the Company’s performance in a public area.  All files, records and reports acquired or created in the course of employment are the property of the Company. Any originals or copies of such documents that may be removed from the Company's offices for the sole purpose of performing the employee's duties to the Company must be returned promptly to the Company’s offices upon request.

c. Trademarks, Service Marks and Copyrights

Trademarks and service marks—words, slogans, symbols, logos or other devices used to identify a particular source of goods or services—are important business tools and valuable assets which require care in their use and treatment. No employee may negotiate or enter into any agreement respecting the Company's trademarks or service marks without first consulting the Chief Executive Officer or the Vice President, Operations. The Company also respects the intellectual property rights of others, and any proposed name of a new product or service intended to be sold or rendered to customers must be submitted to the Chief Executive Officer of the Vice President, Operations for clearance prior to its adoption and use. Similarly, using the trademarks or service marks of another company (even one with which the Company has a business relationship) always requires clearance or approval by the Chief Executive Officer of the Vice President, Operations in order to ensure that the use of that other company's trademarks or service marks would be legal and proper.

Employees must avoid the unauthorized use of copyrighted materials of others and should confer with the Chief Executive Officer or the Vice President, Operations if they have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted materials. In addition, simply because material is available for copying, such as matter downloaded from the Internet, does not mean that it is automatically permissible to copy or re-circulate (by, for example, e-mail or posting to an intranet facility). All copies of work that is authorized to be made available for ultimate distribution to the public, including all machine readable works such as computer software, must bear the prescribed form of copyright notice.

The Company is legally entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by employees during the scope of their employment with the Company or using the resources of the Company ("Employee Developments"). As a condition of employment, employees are required to disclose promptly all Employee Developments to their respective supervisors (who, in turn, shall report them promptly to the Vice President, Operations) and to execute the necessary documentation to transfer all Employee Developments to the Company so as to evidence their ownership by the Company or to obtain legal protection for them.

6. Company Political Involvement

Employees are free to exercise the right to make political contributions within legal limits, unless such a contribution is otherwise prohibited by other policies of the Company. The Company will not reimburse any employee for political contributions, and employees should not attempt to receive or facilitate such reimbursements. Generally, no contribution may be made with the expectation of favorable government treatment in return. In any event, all contributions, regardless of who makes them, are subject to a series of complex and sometimes inconsistent sets of rules governing, among other things, the amount of, and the manner in which, contributions may be made. Any questions about compliance should be directed to the Chief Executive Officer or the Vice President, Operations. In addition, any political activity or contribution by an employee which might appear to constitute an endorsement or contribution by the Company must be approved in advance by the Board of Directors.

B. Securities Laws

Employees may not trade in, or recommend, Company stock based on inside information. "Insider trading" is the purchase or sale of a publicly traded security while in possession of material non-public information about the issuer of the security. Such information includes, for example, non-public information on Company earnings, significant gains or losses of business or the hiring, firing or resignation of a director or officer of the Company. Insider trading, as well as "tipping", which is communicating such information to anyone who might use it to purchase or sell securities, are prohibited by securities laws. When in doubt, any information obtained as an employee of the Company should be presumed to be material non-public information.

Employees are referred to, and are bound by, the Company’s disclosure policy, a copy of which is appended to the Code of Conduct as Schedule “A” and which forms an integral part of the Code of Conduct.  Attention is drawn particularly to the section of the Company’s disclosure policy that is entitled “Trading Restrictions and Blackout Periods”.

Employees who have questions pertaining to the sale or purchase of Company stock should consult with the Chief Executive Officer or the Vice President, Operations who, in turn, may refer employees to their personal attorneys.

C. Antitrust Laws

The federal government of each of the United States and Canada, most state governments, the European Economic Community and many foreign governments have enacted antitrust or competition laws. These laws prohibit "restraints of trade", which is certain conduct involving competitors, customers or suppliers in the marketplace. Their purpose is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and so that sellers similarly benefit from competition among their purchasers. In the United States and some other jurisdictions, violations of the antitrust laws can lead to substantial civil liability—triple the actual economic damages to a plaintiff. Moreover, violations of the antitrust laws are often treated as criminal acts that can result in felony convictions of both corporations and individuals.

Strict compliance with antitrust and competition laws around the world is essential. These laws are very complex. Some types of conduct are always illegal under the antitrust laws of the United States and many other countries. Employees and other representatives of the Company must be alert to avoid even the appearance of such conduct. These are:

1. Agreements with competitors:

* to set prices or any other economic terms of the sale, purchase or license of goods or services, to use a common method of setting prices or to set any conditions of sale or purchase;
* on any terms of a bid or whether or not to bid;
* to allocate or limit customers, geographic territories, products or services or not to solicit business from each other in one or more ways;
* not to do business with (to "boycott") one or more customers, suppliers, licensors or licensees; and
* to limit production volume or research and development, to refrain from certain types of selling or marketing of goods or services or to limit or standardize the features of products or services.

2. Agreements with customers or licensees on the minimum resale price or price levels (e.g. discounts) of the Company's goods or services.

Other activities are not absolutely illegal but will be legal in some market situations and illegal in others. Some of these types of conduct involve agreements with third parties such as competitors, customers, suppliers, licensees or licensors. Others involve unilateral actions that may result in claims that the Company has monopolized or attempted to monopolize a market. These types of conduct are described below:

* "Predatory" pricing, or pricing below some level of cost, with the effect of driving at least some competition from the market;
* Exclusive dealing arrangements that require customers or licensees not to deal in the goods or services of the Company's competitors;
* Reciprocal purchase agreements that condition the purchase of a product on the seller's agreement to buy products from the other party;
* "Tying" arrangements, in which a seller conditions its agreement to sell a product or service that the buyer wants on the buyer's agreement to purchase a second product that the buyer would prefer not to buy or would prefer to buy elsewhere on better terms;
* "Price discrimination", or selling to different purchasers of the Company's products at different prices or on other different economic terms of the purchase, or offering different promotional allowances or services in connection with the customer's resale of the products, without complying with the specific exceptions permitted under the law; and
* Agreements with customers or licensees on the maximum resale price or price levels of the Company's goods or services.

The Code of Conduct is not intended as a comprehensive review of the applicable antitrust or competition laws and is not a substitute for expert advice. If an employee has questions concerning a specific situation, he or she should contact the Chief Executive Officer or the Vice President, Operations before taking any action.

D. International Operations

Laws and customs vary throughout the world, but all employees must uphold the integrity of the Company in other nations as diligently as they would do so in the United States and Canada. When conducting business in other countries, it is imperative that employees be sensitive to foreign legal requirements and the United States and Canadian laws that apply to foreign operations, including, without limitation, the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada). The Foreign Corrupt Practices Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials or candidates for public office for the purposes of obtaining or retaining business for the Company. The Corruption of Foreign Public Officials Act (Canada) makes it an offense to give or offer, directly or indirectly, a loan, reward, advantage or benefit of any kind to a foreign public official in order to obtain or retain an advantage in the course of business. This principle applies even in jurisdictions where such practices are considered a way of “doing business”. Employees should contact the Chief Executive Officer or the Vice President, Operations if they have any questions concerning a specific situation.

E. Relationships with Public Officials

Some employees do business with federal, state, provincial or local government agencies. All employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies. Such employees must also conduct themselves in a manner that avoids any dealings which might be perceived as attempts to influence public officials in the performance of their official duties.

F. Bribery, Kickback and Fraud

No funds or assets of the Company shall be paid, loaned or otherwise disbursed as bribes, "kickbacks" or other payments designed to influence or compromise the conduct of the recipient; and no employee of the Company shall accept any funds or other assets (including those provided as preferential treatment to the employee for fulfilling his or her responsibilities) for assisting in obtaining business or for securing special concessions from the Company.

Employees should conduct their business affairs in such a manner that the Company's reputation will not be impugned if the details of their dealings should become a matter of public discussion.

Employees must not engage in any activity which degrades the reputation or integrity of the Company.

To illustrate the strict ethical standard that the Company expects every employee to maintain, the following conduct is expressly prohibited:

1. Payment or receipt of money, gifts, loans or other favors which may tend to influence business decisions or compromise independent judgment;

2. Payment or receipt of rebates or "kickbacks" for obtaining business for or from the Company;

3. Payment of bribes to government officials to obtain favorable rulings; and

4. Any other activity that would similarly degrade the reputation or integrity of the Company.

Any employee found to be receiving, accepting or condoning a bribe, “kickback” or other unlawful payment, or attempting to initiate such activities, will be liable to termination and possible criminal proceedings. Any employee found to be attempting or engaging in fraud will be liable to termination and possible criminal proceedings. All employees must report to the Chief Executive Officer or the Vice President, Operations any actual or attempted bribery, “kickback” or fraud of which they are aware.

G. Sanctions and Trade Embargoes

The United States and the Canadian governments use economic sanctions and trade embargoes to further various foreign policy and national security objectives. Employees must abide by all economic sanctions or trade embargoes that the United States or Canada has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquiries regarding whether a transaction on behalf of the Company complies with applicable sanction and trade embargo programs should be referred to the Chief Executive Officer or the Vice President, Operations.

H. Books and Records

All employees with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its financial records and reports. The Company has adopted controls in accordance with its internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All employees, within their respective areas of responsibility, are expected to adhere to these procedures, as directed by appropriate Company officers.

Any accounting adjustments that materially depart from Generally Accepted Accounting Principles must be approved by the audit committee of the Company’s board of directors and reported to the Company's independent auditors. In addition, all material off-balance sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the audit committee and the Company's independent auditors.

No employee or non-employee director may interfere with or seek improperly to influence, directly or indirectly, the auditing of the Company's financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

If an employee becomes aware of any improper or questionable accounting or auditing practice or matter concerning the Company, he or she should report the matter immediately by following the guidelines contained in the Company’s Complaint and Reporting Procedures, a copy of which is appended to the Code of Conduct as Schedule “B”. The Company will not take any adverse action against anyone as a result of his or her good faith complaint, report or concern pursuant to these procedures.

I. Employment Policies

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment (sexual or otherwise). Therefore, the Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. It is the Company's policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability or any other status protected by law.

It is the Company's policy to comply with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. To the extent the Company deals with labor unions, it is illegal under United States federal and state law for the Company or any of its employees or agents to pay, or receive anything of value from, any labor organization.

No Company employee may interfere with, or retaliate against, another employee who seeks to invoke his or her rights under the laws governing labor and employee relations. If any employee has any questions about the laws or the Company’s policies governing labor and employee relations matters, he or she should consult the Chief Executive Officer or the Vice President, Operations.

The Company is committed to providing a safe workplace for all employees. In addition, several laws and regulations impose responsibility on the Company to safeguard against safety and health hazards. For that reason, and in order to protect the safety of themselves and others, employees and other persons who are present at the Company’s facilities are required to follow carefully all safety instructions and procedures that the Company adopts. Questions about possible health and safety hazards at any Company facility should be directed immediately to the employee's immediate supervisor.

J. Computer, E-mail and Internet Policies

Every employee is responsible for using the Company's computer system, including, without limitation, its electronic mail (e-mail) system and the Internet, properly and in accordance with the Company’s General Network Security User Guidelines and Policies, a copy of which is appended to the Code of Conduct as Schedule “C” and which forms an integral part of the Code of Conduct.

K. Document Retention

The space available for the storage of the Company’s documents, both on paper and in electronic form, is limited and expensive. Therefore, periodic discarding of documents is necessary. However, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should consult with his or her immediate supervisor, so that a judgment can be made as to the likelihood that the documents will be needed.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a present or future lawsuit or investigation, he or she should contact the Chief Executive Officer or the Vice President, Operations.

L. Former Government Employees

Many laws restrict the hiring as an employee, or the retaining as a consultant, of a government employee other than for secretarial, clerical or other low salary grade positions. These restrictions also cover informal arrangements for prospective employment under certain circumstances. Therefore, written clearance must be obtained from the Legal Department before discussing proposed employment with any current government employee and before hiring or retaining any former government employee who has left the government within the past two years.

II.	Compliance with the Code of Conduct

All employees have a responsibility to understand and follow the Code of Conduct. In addition, all employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Conduct. A violation of the Code of Conduct may result in disciplinary action, including the possible termination from employment with the Company, without additional warning.

An employee must not be involved indirectly (e.g.  through a spouse, domestic partner, family member or friend) in any activity which would violate the Code of Conduct if such employee were to engage in the activity directly.

The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. In addition, each officer and supervisory employee of the Company has an obligation to certify annually that he or she has read and reviewed the Code of Conduct with his or her subordinates, and every employee must certify annually that he or she has read the Code of Conduct and that, to the best of his or her knowledge, is in compliance with all of its provisions.

The Code of Conduct reflects general principles to guide employees in making ethical decisions and cannot, and is not intended to, address every specific situation. As such, nothing in the Code of Conduct prohibits or restricts the Company from taking any disciplinary action on any matter pertaining to employee conduct, whether or not it is expressly discussed in this document. The Code of Conduct is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this document creates any employment contract between the Company and any of its employees.

The Company’s board of directors has the exclusive responsibility for the final interpretation of the Code of Conduct. The Code of Conduct may be revised, changed or amended at any time by the Company’s board of directors or a committee thereof.

IV.	Reporting Actual or Suspected Non-Compliance

A. General Policy:

As part of the Company’s commitment to ethical and legal conduct, the Company expects each of its employees to bring to the attention of the Company information about actual or suspected violations of the Code of Conduct or of law by any employee or agent of the Company, including improper or questionable accounting or auditing practices or matters. An employee who has information about actual or suspected violations of the Code or Conduct, including improper or questionable accounting or auditing practices or matters, should report such information by following the guidelines contained in the Company’s Complaint and Reporting Procedures, a copy of which is appended to the Code of Conduct as Schedule “B”. The Company will not take any adverse action against anyone as a result of his or her good faith complaint, report or concern pursuant to these procedures.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

B. Protection Against Retaliation

Retaliation in any form against an individual who reports a violation of the Code of Conduct or of law in good faith, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of the Code of Conduct. Acts of retaliation should be reported immediately and will be disciplined appropriately.

C. Good Faith Reporting

Employees are required to act in good faith in connection with the making of reports under the Code of Conduct.  Disciplinary action, up to and including the termination of employment, will be taken against any employee who makes a report under the Code of Conduct while not acting in good faith.

* * *

Please indicate that you have received, read and will abide by the Code of Conduct by signing your name and dating the attached acknowledgment and returning it promptly to your supervisor.

1.	TearLab, Inc. Code of Conduct Certificate of Compliance

I acknowledge that I have received a copy of the Code of Conduct (including the Company’s Complaint and Reporting Procedures, a copy of which is appended to the Code of Conduct as Schedule “B”), that I have read and understand it and that I will apply it to all business interactions.

I acknowledge that I understand that the Code of Conduct summarizes the Company's policy for appropriate employee behavior and conduct and does not describe every specific act that is unacceptable or illegal.

I acknowledge that, to the best of my knowledge and other than any exceptions previously reported or described below, I have not violated the Code of Conduct.

I acknowledge that I understand the requirements of the Code of Conduct and my duty to comply with the requirements therein.

I acknowledge that I have no expectation of privacy with regard to any electronic communications in which I participate utilizing the property or facilities belonging to the Company and that the requirements of the Code of Conduct, and my duty to comply with the requirements therein, extend to such electronic communications.

I acknowledge that I have acted, and will continue to act, in accordance with my responsibilities and obligations as set forth in the Code of Conduct. I understand that any failure to do so may result in disciplinary action, which may include dismissal from employment with the Company.

I acknowledge that I have a duty to notify the Company, should I become aware of any violations or potential violations of the Code of Conduct, including improper or questionable accounting or auditing practices or matters.

I acknowledge that I am aware of reporting procedures for any actual or suspected violations of the Code of Conduct (including improper or questionable accounting or auditing practices or matters), as outlined in the Company’s Complaint and Reporting Procedures, a copy of which is appended to the Code of Conduct as Schedule “B”.

I acknowledge that any violations or potential violations of the Code of Conduct of which I am aware have been reported in accordance with the requirements of the Code of Conduct.

I acknowledge that, if I supervise others, all of my direct reports understand their responsibilities and obligations under the Code of Conduct. I further acknowledge that, to the best of my knowledge, my direct reports have not violated the Code of Conduct and that my direct reports are not aware of any violations of the Code of Conduct that have not been reported.

I acknowledge that the Code of Conduct may be revised, changed or amended, at any time and from time to time, and that I will abide by any and all revisions, changes or amendments to the Code of Conduct.

Please initial the applicable statement.
__________I have read the above Certificate of Compliance and have no exceptions to report.
__________I have read the above Certificate of Compliance and have the attached exceptions to report.

Signature

Name (Print or Type)

Date

Location

SCHEDULE “A”

DISCLOSURE POLICY

TEARLAB DISCLOSURE POLICY

OBJECTIVE AND SCOPE

The objective of this disclosure policy is to ensure that communications to the investing public about the Company are:

• timely, factual and accurate; and
• broadly disseminated in accordance with all applicable legal and regulatory requirements.

This disclosure policy confirms in writing our existing disclosure policies and practices. Its goal is to raise awareness of TearLab’s approach to disclosure among the board of directors, senior management and employees.  This disclosure policy extends to all employees of TearLab, its board of directors and those authorized to speak on its behalf. It covers disclosures in documents filed with the securities regulators and written statements made in TearLab’s annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on www.TearLab.com.  It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

DISCLOSURE POLICY COMMITTEE

The Executive Team has established a disclosure policy committee (the "Committee") responsible for overseeing TearLab’s disclosure practices. The Committee consists of Eric Donsky (CEO), Ben Sullivan (CSO), Bill Dumencu (CFO) and bob Walder, Vice President, Operations.

The Committee will set benchmarks for a preliminary assessment of materiality and will determine when developments justify public disclosure. The Committee will meet as conditions dictate.  It is essential that the Committee be kept fully apprised of all pending material TearLab developments in order to evaluate and discuss those events and to determine the appropriateness and timing for public release of information. If it is deemed that the information should remain confidential, the Committee will determine how that inside information will be controlled.

The Committee will review and update, if necessary, this disclosure policy on an annual basis or as needed to ensure compliance with changing regulatory requirements. The Committee will report to the board of directors on an annual basis.

PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION

Material information is any information relating to the business and affairs of OccuLogix that results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions. In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, the Company will adhere to the following basic disclosure principles:

1. Material information will be publicly disclosed immediately via news release and the filing of an 8K with the SEC.
2. In certain circumstances, the Committee may determine that such disclosure would be unduly detrimental to the Company (for example, if release of the information would prejudice negotiations in a corporate transaction), in which case the information will be kept confidential until the Committee determines it is appropriate to publicly disclose. In such circumstances, the Committee will cause a confidential material change report to be filed with the applicable securities regulators and will periodically (at least every 10 days) review its decision to keep the information confidential (also see 'Rumors').
3. Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half truths are misleading).
4. Unfavorable material information must be disclosed as promptly and completely as favorable information.
5. No selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with an investor). If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person not bound by an express confidentiality obligation, such information must be broadly disclosed immediately via news release.
6. Disclosure on www.TearLab.com alone does not constitute adequate disclosure of material information.
7. Disclosure must be corrected immediately if OccuLogix subsequently learns that earlier disclosure by the Company contained a material error at the time it was given.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

In the course of employment with the Company, directors, officers and employees may come into possession of confidential and highly sensitive information concerning the Company, its suppliers or other companies with which the Company has had contractual relationships or may be negotiating transactions.  Much of this information has a potential for affecting the market price of securities issued by the Company or the other companies involved.  Under some circumstances, securities laws impose considerable civil and criminal penalties on persons who improperly obtain or use material, non-public information in connection with a purchase or sale of securities (i.e., "insider trading").  We are subject to U.S. securities laws as well as Canadian securities laws on insider trading.  Recent federal legislation in the U.S. has given the U.S. Securities and Exchange Commission (the "SEC") and courts even greater powers in imposing penalties for violations of the insider trading provisions of the U.S. securities laws, and the SEC and governmental prosecutors have been vigorously enforcing these insider trading laws against both institutions and individuals.

TearLab has 3 primary policies with respect to employee trading restrictions:

1. No Trading on Material, Non-Public Information.

Any director, officer, or employee who has material, non-public information relating to the Company or to any other public entity, including the Company’s major suppliers, may not (i) buy or sell the securities of the Company (or the other public entity), including trading in options as well as stock;  (ii) pass along the information to others (so-called “tipping”) or (iii) permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell such securities or options.

To allow for public dissemination and evaluation of the information after public disclosure through appropriate channels, a reasonable time should be allowed to elapse (at least two business days) before trading in the security.  During the 60-day period beginning two business days after the release of quarterly or annual financial results, it is expected that you will be less likely to be in possession of material, non-public information.  However, even during these periods, you are subject to the above prohibitions if you possess material, non-public information.

2.  Trading Restrictions.

It is the Company’s policy that officers, directors, and employees should not engage in any of the following activities with respect to the Company’s securities:

A.
Trading in the Company’s stock at any time other than a "window period" which is the 60-day period beginning two business days after the release of quarterly or annual financial results.   The Company may also announce other "window periods" from time to time in its discretion in the event the Company files or publicly reports certain information, such as a prospectus for a stock offering.  The Company may also announce "blackout periods" during which officers, directors and employees should not trade in the Company's stock, even within sixty days after the two business-day period following the release of quarterly or annual financial results.

B.
The Company’s directors and certain executive officers who are subject to the rules under Section 16 of the U.S. Securities Exchange Act (“Section 16 officers”) are prohibited from trading in the Company’s stock on a short-term basis at any time.  Any stock purchases by directors or Section 16 officers must be held for a minimum of six months before sale, unless the stock is subject to forced sale (e.g., as a consequence of a merger or acquisition or a forced exercise of options upon termination of employment).   This prohibition shall not prevent officers or directors from selling stock shortly after exercising options to purchase stock.  If an officer needs clarification as to whether he/she is a “Section 16 officer” for this purpose, please contact the Chief Executive Officer or the Vice President, Operations.

C.	Short sales on the Company’s securities.

All officers, directors and employees should keep in mind that they are subject to the restrictions set forth in Section 1 above, even if there is an open "window period" pursuant to Section 2 above.  This means that even if there is an open window period, you may not trade in the Company’s securities, including options, if you are in possession of material non-public information.  Also, as a matter of clarification, the exercise of a stock option is considered to be "trading" in the Company's stock and is generally subject to the above restrictions.  However, in the event you exercise an option to buy the Company's stock and then sell such stock, it will not be considered to be a trade of the Company's stock on a short-term basis for purposes of the restriction in subsection "2.B" above.  Further, the Company may grant exceptions to the restrictions set forth in Section 2 above on an individual case-by-case basis so long as the restrictions set forth in Section 1 above are not violated and provided, further, that such exceptions are in compliance with all applicable laws and the rules and regulations and requirements of any stock exchange or market system on which the Company’s stock is listed or quoted at the relevant time.   All requests for an exception to such restrictions or general questions about the above restrictions should be directed to the Chief Executive Officer or the Vice President, Operations.

3.  Restrictions on Participation in Internet Stock “Chat Rooms”.

In order to avoid inadvertent disclosure of non-public information, it is the Company’s policy that no officers, directors, or employees of the Company or any of its subsidiaries participate, or provide any entries in, any internet stock or investor “chat rooms” discussing the Company or its subsidiaries, or participate in any similar public electronic communications systems whereby material information about the Company or its subsidiaries is discussed.

Permission to participate in Internet stock “Chat Rooms” may be granted in extraordinary circumstances, but such permission must come only from the Company’s Disclosure Committee.

DESIGNATED SPOKESPERSONS

The Company designates a limited number of spokespersons responsible for communication with the investment community, regulators or the financial/business media. The CEO and the CFO shall be the official spokespersons for the Company.

Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific questions of scientific or clinical nature.  Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others, unless specifically asked to do so by an authorized spokesperson. All such inquiries shall be referred to the CEO or the CFO.

NEWS RELEASES

Once the Committee determines that a development is material, it will authorize the issuance of a news release, unless the Committee determines that such developments must remain confidential for the time being, appropriate confidential filings are made and control of that inside information is instituted. Should a material statement inadvertently be made in a selective forum, the Company will immediately issue a news release in order to fully disclose that information.

If the stock exchange(s) upon which shares of the Company are listed is open for trading at the time of a proposed announcement, prior notice of a news release announcing material information must be provided to the market surveillance department to enable a trading halt, if deemed necessary by the stock exchange(s). If a news release announcing material information is issued outside of trading hours, market surveillance must be notified before the market opens.

Annual and interim financial results will be publicly released as soon as possible following Audit Committee approval of the financial results press releases and statements. News releases will be disseminated through an approved news wire service that provides simultaneous national and/or international distribution. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major business wires, national financial media and the local media in areas where the Company has its headquarters and operations. News releases will be posted on www.TearLab.com simultaneously with their dissemination over the news wire.

CONFERENCE CALLS

Conference calls will be held for quarterly earnings and major corporate developments, whereby discussion of key aspects is accessible simultaneously to all interested parties, some as participants by telephone and others electing to be in a listen-only mode by telephone or via a webcast over the Internet. The call will be preceded by a news release containing all relevant material information. At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties.

The Company will provide advance notice of the conference call and webcast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and webcast. In addition, the Company may send invitations to analysts, institutional investors, the media and others invited to participate. Any non-material supplemental information provided to participants will also be posted to the Web site for others to view. A tape recording of the conference call and/or an archived audio webcast on the Internet will be made available following the call for a minimum of 7 days, for anyone interested in listening to a replay.

The Committee will hold a debriefing meeting immediately after the conference call and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose such information broadly via news release.

RUMORS

The Company does not comment, affirmatively or negatively, on rumors. This also applies to rumors on the Internet. The Company’s spokespersons will respond consistently to those rumors, saying, “It is our policy not to comment on market rumors or speculation.” Should the stock exchange request that TearLab make a definitive statement in response to a market rumor that is causing significant volatility in the stock, the Committee will consider the matter and decide whether to make a policy exception. If the rumor is true in whole or in part, the Company will immediately issue a news release disclosing the relevant material information.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information. If the Company intends to announce material information at an analyst or shareholder meeting or a press conference or conference call, the announcement must be preceded by a news release.

The Company recognizes that meetings with analysts and significant investors are an important element of the Company’s investor relations program. The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this disclosure policy.

The Company will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information. The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components.

If a spokesperson inadvertently provides selective disclosure of previously undisclosed material information, the Company will immediately disclose such information broadly via news release.

REVIEWING ANALYST DRAFT REPORTS AND MODELS

It is the Company’s policy to review, upon request, analysts’ draft research reports or models. The Company will review the report or model for the purpose of pointing out errors in fact based on publicly disclosed information. It is TearLab’s policy, when an analyst inquires with respect to his/her estimates, to question an analyst’s assumptions if the estimate is a significant outlier among the range of estimates and/or the Company’s published earnings guidance. The Company will limit its comments in responding to such inquiries to non material information. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with the analyst’s model and earnings estimates.

In order to avoid appearing to “endorse” an analyst’s report or model, the Company will provide its comments orally or will attach a disclaimer to written comments to indicate the report was reviewed only for factual accuracy.

FORWARD-LOOKING INFORMATION

Should the Company elect to disclose forward-looking information (FLI) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

1. The information, if deemed material, will be broadly disseminated via news release, in accordance with this disclosure policy.
2. The information will be clearly identified as forward looking.
3. The Company will identify all material assumptions used in the preparation of the forward-looking information.
4. The information will be accompanied by a statement that identifies, in very specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement.
5. The information will be accompanied by a statement that disclaims the Company’s intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise. Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Company will issue a news release explaining the reasons for the difference or explain them in the Company’s next succeeding Management Discussion and Analysis, as appropriate. In such cases, the Company will update its guidance on the anticipated impact on revenue and earnings (or other key metrics).  In all circumstances, the Company shall abide by the requirements of National Instrument 51-102—Continuous Disclosure Obligations and other applicable laws, rules and regulations.

MANAGING EXPECTATIONS

The Company will try to ensure, through its regular public dissemination of quantitative and qualitative information, that analysts’ estimates are in line with the Company’s own expectations. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with analysts' models and earnings estimates. If the Company has determined that it will be reporting results materially below or above publicly held expectations, it will disclose this information in a news release in order to enable discussion without risk of selective disclosure.

DISCLOSURE RECORD

The CFO will maintain a two-year file containing all public information about the Company, including continuous disclosure documents, news releases, analysts’ reports, transcripts or tape recordings of conference calls, debriefing notes, notes from meetings and telephone conversations with analysts and investors, and newspaper articles.

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS

This disclosure policy also applies to electronic communications. Accordingly, officers and personnel responsible for written and oral public disclosures shall also be responsible for electronic communications. The CFO is responsible for updating the investor relations section of www.TearLab.com and is responsible for monitoring all Company information placed on the Web site to ensure that it is accurate, complete, up-to-date and in compliance with relevant securities laws.

Investor relations material shall be contained within a separate section of www.TearLab.com  and shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures. All data posted to the Web site, including text and audiovisual material, shall show the date such material was issued. Any material changes in information must be updated immediately. The minimum retention period for material corporate information on the Web site shall be two years.

Disclosure on www.TearLab.com alone does not constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on TearLab’s web site will be preceded by the issuance of a news release.

The CFO shall also be responsible for responses to electronic inquiries. Only public information or information which could otherwise be disclosed in accordance with this disclosure policy shall be utilized in responding to electronic inquiries.

COMMUNICATION AND ENFORCEMENT

This disclosure policy extends to all employees of the Company, its board of directors and authorized spokespersons. New directors, officers and employees will be provided with a copy of this disclosure policy and will be educated about its importance. Whenever significant changes are made to this disclosure policy, a new copy and accompanying explanation of the changes will be sent to all employees.  Any employee who violates this disclosure policy may face disciplinary action up to and including termination of his or her employment with the Company without notice. The violation of this disclosure policy may also violate certain securities laws. If it appears that an employee may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

SCHEDULE “B”

COMPLAINT AND REPORTING PROCEDURES

TEARLAB, INC.
COMPLAINT AND REPORTING PROCEDURES
Effective July, 2005

Summary
The Complaint and Reporting Procedures adopted by the Company’s Audit Committee provides an avenue for all Company employees to report suspected improper financial or management activity.

Complaint and Reporting Procedures
Any person may submit a good faith complaint, report or concern regarding accounting or auditing matters relating to TEARLAB, Inc. and its subsidiaries (the “Company”) or violations of the Company’s policies to the Audit Committee without fear of dismissal or retaliation of any kind. The Company’s Board of Directors and its management are committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices.

In order to facilitate the reporting, the Company’s Audit Committee has established the following procedures for: (a) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures (“Compliance Matters”); and (b) the confidential, anonymous submission of complaints, reports and concerns regarding Accounting Matters or Compliance Matters.

Receipt of Calls
Any person with concerns regarding Accounting Matters or Compliance Matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the independent, toll-free Values Line established by the Audit Committee for that purpose. The toll-free ValuesLine number is 1-888-475-8376 and it is available 24 hours a day, 7 days a week.

Direct Correspondence with Non-Management Directors
The Values Line will allow interested persons to make their concerns regarding the Company and its management known to the non-management directors of the Company on a direct, anonymous and confidential basis.

Scope of Matters Covered by Procedures
These procedures relate to complaints, reports and concerns about questionable accounting, internal accounting controls or auditing matters, including:
•	the circumvention or attempted circumvention of internal accounting controls;
•	fraud or error in the preparation, evaluation, review or audit of any financial statement of the Company;
•	fraud or error in the recording and maintaining of financial records of the Company;
•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•
misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports (including discussions in quarterly and annual reports filed with the Securities and Exchange Commission) or audit reports of the Company; and

•	deviation from full and fair reporting of the Company’s financial condition.

These procedures also relate to reports of violations, including violations of:

•	applicable laws, rules and regulations;
•	listing standards of the Financial Industry Regulatory Authority (FINRA);
•	the Company’s Corporate Code of Business Conduct and Ethics;
•	the Company’s Policy on Insider Trading (See Disclosure Policy); and
•	any other code, policy or procedure established by the Company.

Treatment of Complaints and Reports

The Audit Committee has retained a third party provider to accept, verify and log all calls, complaints, reports and concerns received. Upon receipt of a call, complaint, report or concern, the third party provider will notify the Audit Committee. The Audit Committee will then (a) determine whether it pertains to Accounting Matters or Compliance Matters or is a concern addressed to the non-management directors of the Company and (b) when possible, acknowledge receipt to the sender (if so requested by the sender).

1.
Calls, complaints, reports and concerns relating to Accounting Matters will be reviewed, under Audit Committee direction and oversight, by the Internal Audit department or such other persons as the Audit Committee determines to be appropriate.

2.
Calls, complaints, reports and concerns relating to Compliance Matters will be reviewed, under Audit Committee direction and oversight, by the Chief Executive Officer or the Vice President, Operations, as appropriate.

3.
If a call, complaint, report or concern is intended for the non-management directors of the Company, the Audit Committee will inform the remaining non-management directors. The Audit Committee will also make the transcript/report of the call available to them.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee, the Board of Directors or the non-management directors, as applicable.

Protection of Employees from Reprisal and Confidentiality

The Company will not take any adverse action against anyone as a result of his or her good faith complaint, report or concern pursuant to these procedures. Furthermore, the Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions taken by the employee with respect to a good faith reporting of complaints, concerns or other matters regarding the Company or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

It is the policy of the Audit Committee to address written complaints that allege acts or attempted acts of interference, reprisal, retaliation, threats, coercion, or intimidation against employees who disclose improper management activities pursuant to the procedures outlined above.

The Audit Committee and its representatives shall not reveal the identity of any person who makes or expresses a good faith complaint, report or concern regarding Accounting or Compliance Matters and who asks that his or her identity, as the person who made such call remain confidential. Furthermore, the Audit Committee will not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes or expresses a good faith complaint, report or concern anonymously regarding Accounting or Compliance Matters.

Reporting and Retention of Complaints and Investigations
The third party provider will maintain a log of all calls, complaints, reports and concerns, tracking their receipt and reporting to the Audit Committee. The Chairman of the Audit Committee will maintain a log tracking the investigation and resolution of all calls, complaints, reports and concerns and will prepare a periodic summary report for the Audit Committee regarding its investigations of Accounting Matters. The Chief Executive Officer and the Vice President, Operations will prepare a periodic summary report for the Audit Committee regarding their investigation of Compliance Matters.

Amendments
The Audit Committee of the Board of Directors of the Company may amend these procedures at any time, consistent with requirements of applicable laws, rules and regulations. All amendments to this policy will be posted on the Company’s website.

Adopted and Approved by
The Audit Committee of the Board of Directors of TEARLAB, Inc.
Tom Davidson, Audit Committee Chairman
Adrienne Graves, Audit Committee Member
Don Rindell, Audit Committee Member
Dr. Richard Lindstrom, Audit Committee Member

SCHEDULE “C”

TearLab, Inc. (“TearLab” or the “Company”)

General Network Security
User Guidelines and Policies

Objectives:
TearLab’s General Network Security User Guidelines and Policies (the “Policy”) establishes the core rules for safeguarding the Company’s electronic information from accidents or deliberate misuse. The computers with which employees are provided or to which they have access for work, and the e-mail system to which employees are provided access for work, are all the property of the Company, to be used exclusively for the conduct of Company business.  All communications and information transmitted by, received from or created or stored in the computer system (whether through word processing programs, e-mail, the Internet or otherwise) belong to the Company and are the Company’s records and property.

The principal objectives of the Policy are the following:

•	To protect TearLab's business information and any information of third parties within TearLab’s custody by maintaining the confidentiality, integrity and availability of such information.
•	To establish safeguards to protect TearLab's information resources from theft, abuse, misuse and damage.
•	To establish responsibility and accountability for information security within TearLab.
•	To encourage employees of TearLab to maintain an appropriate level of awareness and knowledge in order to minimize the occurrence and severity of information security incidents.
•	To ensure that TearLab is able to continue its commercial activities even in the event of significant information security incidents.
•
To ensure that TearLab has suitable policies in place to meet applicable regulatory requirements, including the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act and the Personal Information Protection and Electronic Documents Act, and International Standards ISO 17799 and BS 7799.

Employees’ Responsibility to Protect Data Confidentiality:
A key element of any information security process is the maintenance of confidentiality of information and data. TearLab is committed to doing its part to guarantee the security of all Company files through backups, encryption software, virus protection procedures, accurate and timely communication and proper maintenance practices. However, each employee of TearLab also bears a certain amount of responsibility in this regard.

The Policy sets out what is expected of every member of the TearLab team to minimize data exposure and to ensure the integrity, confidentiality and availability of all information stored on the Company’s network.

Using the Internet in an Acceptable Way:
Employees may not use TearLab’s systems to access or download material from the Internet which is inappropriate, offensive or illegal or which jeopardizes security.

Although not comprehensively illustrative of all prohibited activities, the following examples of Internet access and use are prohibited. Not only would they detract from business efficiency, some of the following activities can even result in legal and criminal proceedings, which will almost certainly damage TearLab:

1.	Downloading of pornographic material from web sites.
2.	Playing games, gambling and participating in 'chat’ sessions (see “Online ‘Chat Rooms’”).
3.	Subscribing and contributing to news groups using the corporate Internet address and signature.
4.	Sending and receiving personal correspondence by e-mail, the volume and content of which reasonably can be deemed excessive and/or inappropriate.
5.	Excessive 'surfing' of web sites during business hours for personal reasons.
6.	Retrieval and distribution of offensive 'joke' e-mails.
7.	The use and abuse of office equipment for the storage and printing of inappropriate material (e.g. large pictures or images).

Excessive use of the Company's Internet connection produces bandwidth strain, which causes the system’s performance to deteriorate for all members of the TearLab community.

As with e-mail, all Internet activity is logged and is traceable. Users are not monitored as a rule, but TearLab responds as necessary to inappropriate online conduct in a manner consistent with existing guidelines governing abuse of Company property.  The Company has the right, but not the duty, for any reason and without the permission of any employee, to monitor any and all aspects of the Company’s computer system, including, without limitation, reviewing documents created and stored on the computer system, deleting any matter stored in the computer system, monitoring web sites visited, monitoring “chat” sessions and news groups, reviewing material downloaded or uploaded by users from the Internet and reviewing e-mail communication.  Employees should not have an expectation of privacy in anything they create, store, send or receive on the Company’s computer system.

Online ‘Chat Rooms’:
Employee participation in Internet “chat” sessions, whether the employee is at the workplace or elsewhere, on any business or investment matter concerning TearLab or its competitors, is completely forbidden. TearLab, which is occasionally the subject of rumors originating in online forums, has a legal obligation to distribute news and information only through the proper and legal simultaneous disclosure networks.

Use of E-mail:
E-mail is an extremely useful communication instrument. It is fast, uncomplicated, flexible and economical. Employees are urged to make e-mail their communication medium of choice to the greatest extent possible. However, there are limitations to this technology that employees must understand.

Employees are never to assume that electronic communication is confidential. Unbeknownst to the sender and the receiver, the message may be routed through any number of public servers, making interception a constant possibility. In light of this risk, employees are required to exercise good judgment in their use of e-mail and, in the case of any uncertainty regarding the appropriateness of the use of e-mail in a given circumstance, are encouraged to consult their immediate supervisors for guidance.

At TearLab, casual use of e-mail is not forbidden; however, non-business messaging is acceptable only inside certain parameters. The following practices are not tolerated to any degree:

•
chain letters - Obnoxious and tiresome, chain letters annoy people and exhaust space. Virus hoaxes are often chain letters by a kinder name. If an employee receives any advisory concerning a computer virus from any source other than the Information System Group (“ISG”), he or she must notify the TearLab Helpdesk immediately and nobody else. The TearLab Helpdesk will broadcast the warning accordingly, should it prove to be legitimate.

•
solicitations – The computer system may not be used to solicit for religious or political causes, commercial enterprises or outside organizations or for any other activities that are unrelated to an employee’s service with the Company.

•
use of superfluous attachments - Non-business messages and other diversions are permitted in text format only. Whereas text messages are technically harmless and, generally, of manageable size, pictures, animations, sound files, videos, executable files, and the like are a common source of viruses (since their origins are rarely known); too often, such objects are also unwieldy, compromising the performance of system resources. Non-business file attachments are not acceptable at TearLab.

•
subscriptions to e-mail servers for non-business purposes - The volume of messages that e-mail servers generate can lead to inordinate consumption of systems resources. These subscriptions are a form of abuse of Internet privileges.

•
immoderation - Employees are cautioned against excessive use of e-mail for non-business purposes. Abuse of e-mail is treated as seriously by management as abuse of any other Company resource or service.

Finally, employees are advised that e-mail messages (both internal and external) are Company property and, consequently, not private.  Any message that a person sends or receives using an TearLab account is ultimately retrievable, and there is no reasonable expectation of privacy in this regard. Because TearLab does not wish to foster an atmosphere of suspicion and solemnity, the substance of electronic traffic is not scrutinized on a regular basis. However, employee communication through e-mail is subject to all Company policies, as they exist from time to time, on harassment, defamation and other forms of antisocial or offensive behavior. It is prohibited to send or receive messages or files that are illegal, sexually explicit, abusive, harassing, offensive or profane.

E-mail Confidentiality Warning:
All e-mail messages sent by employees should contain the form of confidentiality warning prescribed by the Company from time to time which, on the date of original adoption of the Policy, reads as follows:

This e-mail message and attachments, if any, are for the sole viewing and use of the intended recipients and may be privileged and/or confidential.  Any distribution, printing or other use by anyone other than the intended recipients is strictly prohibited.  If you are not an intended recipient, please contact the sender immediately and permanently destroy this e-mail message and all attachments, if any.

Keeping Passwords Confidential:
Each employee is assigned a User ID and a Password for access to the Company’s network, for which there are different levels of access. Privileges usually include permission to open certain files and applications but not others, and the actions that individuals are allowed to perform in specific areas of the network vary.

All employees must treat their User IDs and Passwords as private and highly confidential.  Disclosure of User IDs and Passwords to anyone, other than to members of the ISG, is strictly prohibited.  Employees are accountable for an action performed on the network during their login sessions, regardless of who performs those actions. Failure to comply with this policy could result in disciplinary action.

Securing Attended and Unattended Workstations:
Employees are required to refrain from leaving their workstations logged into the network at night or during any other significant period when their terminal is unattended. Display screens should be safeguarded via screen passwords when a workstation owner leaves his or her workstation for a significant period of time. To the extent possible, workstations should be placed on a desktop in such a manner so as to ensure that protected data cannot be seen, inadvertently or not, by unauthorized individuals.

Sharing (Access to) Confidential Information with Non-TearLab Employees:
All data and information not in the public domain, relating to TearLab’s business and its employees, must remain confidential at all times. Company information must not be divulged to acquaintances, friends or family members who do not have clearance to receive such information. TearLab has a legal obligation to distribute Company news and information only through the proper and legal simultaneous disclosure networks.

Software Use:
Each employee's computer system is pre-loaded with certain, ISG-approved software which is configured in a specific way. This software and its constituent files must never be modified or deleted, other than by a member of the ISG.

Unapproved software can produce compatibility problems, making troubleshooting of network software and other components of any employee's system more difficult because it prevents the ISG from dealing with a standard operating environment. Uncontrolled software use also puts TearLab at greater risk of virus infection.

Complying with Copyright and Software Licensing Legislation:
Copying and distributing software is illegal, unless the owner of the software expressly grants permission. Software installations are strictly forbidden without express approval and direction from the ISG. In order to maintain the integrity of its system and to safeguard data, TearLab takes precautions to prevent unauthorized software installations.

Reporting Loss, Theft or Damage:
TearLab expects all employees to report promptly to the TearLab Helpdesk any loss or theft of, or damage to, computer hardware, software or peripherals in their custody, including, without limitation, laptop computers, desktop computers, Blackberry units, printers, mice and hardware accessories.  Any such loss, theft or damage must be reported to the TearLab Helpdesk without delay.

Reporting Information Security Incidents, Breaches & Weaknesses:
TearLab expects all employees to report security incidents, breaches and weaknesses promptly.  Security incidents, breaches and weaknesses include, but are not limited to, any occurrence or state of affairs which, although, in itself, may not compromise information security, could result in it becoming compromised.

Any information security incidents, breaches and weaknesses must be reported without delay to the TearLab Helpdesk to speed up the identification of any damage caused and any restoration or repair and to facilitate the gathering of any associated evidence.

Questions and concerns regarding the Policy should be directed to the Chief Executive Officer or the Vice President, Operations.